Exhibit 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

FROM: NU-Telecom	FOR RELEASE: Immediate
27 N. Minnesota
New Ulm, MN 56073	CONTACT: Bill Otis
Tele. 507-354-4111	NU-Telecom
507-354-4111
E-mail: billotis@nu-telcom.net

New Ulm Telecom, Inc. and Hutchinson Telephone Company Execute Definitive Merger Agreement

New Ulm, MN – On August 6, 2007, New Ulm Telecom, Inc. (“New Ulm”) (NULM.OB) and Hutchinson Telephone Company (“HTC”) announced that they have entered into a definitive merger agreement under which New Ulm will acquire Hutchinson Telephone Company for approximately $62 million in cash. After giving effect to closing date adjustments for HTC cash and working capital, and transaction expenses, the overall transaction size is approximately $77 million.

The acquisition will result in a combined company that provides phone, video and internet services with over 50,000 connections in a number of Minnesota and Iowa communities.

“New Ulm is excited about the acquisition of Hutchinson Telephone Company into a new combined company,” said Bill Otis, President and CEO of New Ulm. “New Ulm and HTC are both well-established companies with 100-year histories in South Central Minnesota. Each company also has a strong commitment to its community. We believe the strategic combination of these two companies will enable us take advantage of developing industry technologies and continue our commitment to provide excellent customer service in all of our communities.”

Walter S. Clay, Chairman, President and CEO of HTC, said, “We believe we are putting our company and its customers in good hands. I have known and worked with New Ulm management for many years. They are a strong and competent group.”

The proposed transaction is subject to customary closing conditions, regulatory approvals and approval by the shareholders of Hutchinson Telephone Company. The transaction has been unanimously approved by the Boards of Directors of both companies and is expected to close late in the fourth quarter of 2007. New Ulm is funding the purchase from cash and borrowings. The transaction is being structured as a reverse triangular merger under which a newly-formed subsidiary of New Ulm will merge into HTC at closing with HTC continuing as a subsidiary of New Ulm.

About New Ulm

New Ulm owns and operates incumbent local exchange carriers (ILECs) and a competitive local exchange carrier (CLEC) that provide, own and operate phone, video and internet services in a number of Minnesota and Iowa communities. New Ulm also sells and services cellular phones and accessories, customer premise equipment and transport operations. New Ulm also holds a 25.18% investment in FiberComm, LC, a CLEC based in Sioux City, Iowa and on November 3, 2006, New Ulm acquired a 33.33% ownership interest in Hector Communications Corporation, which provides phone, video and internet services to a number of communities in Minnesota and Wisconsin.

Advisors

Williams & Company Communications, Inc. acted as special financial advisor to New Ulm and Lindquist & Vennum, P.L.L.P. acted as legal counsel.

Stifel Nicolaus & Company, Incorporated acted as financial advisor and Leonard, Street and Deinard, Professional Association acted as legal counsel to HTC in the transaction. Stifel has issued an opinion to Hutchinson’s Board of Directors that, subject to the assumptions included in the opinion, the price to be paid to Hutchinson’s shareholders in the transaction is fair to such shareholders from a financial point of view.

Forward-Looking Statements

Statements about New Ulm’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties. These and other risk factors are discussed in New Ulm’s Report on Form 10-K for the year ended December 31, 2006 and from time to time in its other filings with the Securities and Exchange Commission.

In addition to these factors, forward looking statements in this press release are subject to (i) the ability of New Ulm and HTC to obtain the required regulatory approvals needed for consummation of the merger, (ii) the approval by the shareholders of HTC, and (iii) the ability of New Ulm to operate the combined company in a profitable manner after the merger.

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